FOR IMMEDIATE RELEASE

Contact:
Frank M. Puthoff
Chief Legal Officer
ProxyMed, Inc.
(954) 473-1001, ext. 300

PROXYMED, INC. ANNOUNCES FINANCING

         Ft Lauderdale, Fla. - June 16, 2000 - ProxyMed, Inc. (Nasdaq: PILL), a leading provider of eHealth physician solutions and business-to-business healthcare transaction services, today announced it has received $6.0 million in gross proceeds from a private placement of convertible notes and warrants. This satisfies the terms of the Redemption and Exchange Agreement (the "Redemption Agreement") for the Company's Series B Convertible Preferred Stock requiring the Company to raise at least $4.0 million on or prior to June 17, 2000.

         The Redemption Agreement calls for the Company to redeem 2,500 shares of Preferred Stock on June 19, 2000 and to raise additional funds to redeem 2,500 shares of Preferred Stock on August 1, an additional 2,500 shares on August 31, and the remaining 1,500 shares on September 29.

         Note: The securities referred to above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About ProxyMed, Inc.

ProxyMed, Inc. is among the nation's largest and most experienced eHealth companies, supplying eSolutions to physicians and business-to-business healthcare electronic commerce services to healthcare information systems providers. The Company's desktop software and its proxyMed.com web site allow physicians to exchange clinical and financial messages with insurance companies, labs, pharmacies, suppliers, and patients in an efficient and secure manner - simplifying financial, administrative, and clinical processes and resulting in more cost-effective healthcare management and increased quality of patient care.


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This press release contains forward-looking statements that reflect the
Company's current expectations regarding future events including the Company's ability to close on the balance of its private placement and redeem its Preferred Stock. While these statements reflect the Company's best current judgment, they are subject to risks and uncertainties. Actual results may differ significantly from projected results due to a number of factors, including, but not limited to ProxyMed's ability to abide by the terms of the redemption and related agreements, assumptions, beliefs and opinions relating to ProxyMed's growth strategy based upon ProxyMed's interpretation and analysis of healthcare industry trends and management's ability to successfully develop, market, sell and implement its e-commerce solutions, clinical and financial e-transaction services and software applications to physicians, pharmacies, laboratories, and payers. These factors and other risk factors are more fully discussed in the Company's filings with the Securities and Exchange Commission. ProxyMed expressly disclaims any intent or obligation to update any forward-looking statements.

More information on ProxyMed is available on its home page at www.proxymed.com.